UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Franchise Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed, on May 10, 2023, Franchise Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Freedom VCM, Inc., a Delaware corporation (“Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub shall merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger,” and together with the transactions contemplated by the Merger Agreement, the “Transaction”). The buyer group includes members of the senior management team of the Company, led by Brian Kahn, the Company’s Chief Executive Officer, in financial partnership with a consortium that includes B. Riley Financial, Inc. and Irradiant Partners.

In connection with the Merger, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”) on June 8, 2023, an amendment to the Preliminary Proxy Statement on July 6, 2023 and a definitive proxy statement on July 14, 2023 (the “Definitive Proxy Statement”). As disclosed in the Definitive Proxy Statement, between June 14, 2023 and July 13, 2023, the Company received from purported stockholders of the Company (i) five demand letters relating to the Merger and (ii) five demands pursuant to Section 220 of the General Corporation Law of the State of Delaware seeking certain books and records of the Company related to the Merger and related matters.

Following the filing of the Definitive Proxy Statement and prior to the filing of this supplement to the Definitive Proxy Statement (the “Supplement”), a lawsuit relating to the Merger was filed: John Pels v. Franchise Group, Inc., et al., Case No. 23 CVH 07 0508 (Ohio C.P., July 20, 2023) the “Action”) and the Company received from purported Company stockholders (i) two additional Section 220 books and records demands (cumulatively with the Section 220 books and records demands disclosed in the Definitive Proxy Statement, the “220 Demands”) and (ii) nine additional demand letters relating to the Merger (cumulatively with the demand letters disclosed in the Definitive Proxy Statement, the “Demand Letters” and together with the 220 Demands and the Action, the “Matters”). The Matters allege, among other things, that the defendants named therein violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder because the Preliminary Proxy Statement or Definitive Proxy Statement allegedly omit or misstate certain material information, and/or were allegedly in breach of their obligations under state law and/or common law. The Action seeks, among other things, injunctive relief preventing the consummation of the Merger, rescission of the Merger if it is consummated, damages and attorneys’ fees.

The Company believes that the claims asserted in the Matters are without merit and that no supplemental disclosure is required under applicable law. However, in order to moot unmeritorious disclosure claims, to avoid the risk of the Matters delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in this Supplement. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Matters, including allegations that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

The Action is not expected to affect the timing of the Company’s special meeting of stockholders to be held for the purpose of voting upon, among other things, the Merger, which is scheduled to be held on August 17, 2023, or the amount of the consideration to be paid to the Company’s stockholders in connection with the Merger.

AMENDED AND SUPPLEMENTAL DISCLOSURES

The following supplemental information should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. All page references are to the Definitive Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. For clarity, new text added to the Definitive Proxy Statement is shown in bold, underlined text, and text deleted from the Definitive Proxy Statement is shown in stricken-through text.

The Franchise Group, Inc.—Notice of Special Meeting of Stockholders is hereby amended and supplemented as follows:

The third full paragraph of the Notice of Special Meeting of Stockholders is amended and supplemented as follows:

The approval of the Merger Agreement Proposal requires the affirmative vote of both (1) the holders of a majority of the outstanding shares of FRG Common Stock entitled to vote, which we refer to as the approval of a “Majority of the Outstanding Shares,” and (2) the holders of a majority of the outstanding shares of FRG Common Stock entitled to vote and not held by Brian R. Kahn, Vintage Opportunity Partners, L.P., Brian Kahn and Lauren Kahn Joint Tenants by Entirety, ~~and~~ Andrew Laurence and other Rollover Stockholders (as defined in the accompanying proxy statement) ~~(which we refer to, each, as a “Rollover Stockholder” and collectively, as the “Rollover Stockholders”)~~ or their respective affiliates, which we refer to as the approval of a “Majority of the Unaffiliated Shares,” in each case assuming a quorum is present. Prior to the date of the Special Meeting, the Consortium Members may, subject to the terms and conditions of the Merger Agreement, other relevant agreements and, if applicable, in consultation with and/or with the approval of the Special Committee, engage in discussions and/or negotiations with certain of the officers of the Company or other stockholders with respect to rolling over all or a portion of their equity stake in the Company at a price per share equal to the Per Share Merger Consideration, in which case any such persons would be deemed to be Rollover Stockholders.

The section of the Definitive Proxy Statement entitled “Special Factors—Background of the Merger” is hereby amended and supplemented as follows:

The last full paragraph on page 23 of the Definitive Proxy Statement is amended and supplemented as follows:

On April 12, 2023, the Special Committee held a meeting via videoconference, attended by representatives of the Company’s management, Troutman and Wachtell Lipton, to review the Preliminary Management Projections, which were provided by the Company’s management to the Special Committee in advance of the meeting. On April 16, 2023, the Preliminary Management Projections were provided by representatives of Jefferies to B. Riley, and the four other potential third-party financial sponsor bidders were provided with access to the Preliminary Management Projections over the next several days following the execution of their respective non-disclosure agreements. The non-disclosure agreements executed by four third-party financial sponsors included customary standstill and “don’t ask, don’t’ waive” provisions, and none of the standstill or “don’t ask, don’t’ waive” provisions are currently in effect. The Management Projections were posted to the virtual data room on May 5, 2023.

The third full paragraph on page 28 of the Definitive Proxy Statement is amended and supplemented as follows:

On May 17, 2023, representatives of Jefferies, acting at the direction of the Special Committee, began contacting potential counterparties that might consider making an Acquisition Proposal in connection with the Go-Shop Period. Over the course of the Go-Shop Period, representatives of Jefferies engaged with or actively solicited Acquisition Proposals from 29 potentially interested third parties. During the Go-Shop Period, one potential financial sponsor bidder executed a non-disclosure agreement and received access to the virtual data room and the Management Projections but subsequently declined to proceed with exploring a potential transaction. Such non-disclosure agreement did not include a standstill or “don’t ask, don’t waive” provision. The Go-Shop Period expired at 11:59 p.m. New York City time on June 9, 2023 without any party submitting an Acquisition Proposal.

The section of the Definitive Proxy Statement entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented as follows:

The third paragraph on page 46 of the Definitive Proxy Statement is amended and supplemented as follows:

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2023 through December 31, 2026 based on the Management Projections (see Certain Unaudited Prospective Financial Projections — The Management Projections on page 55). For purposes of this analysis, stock-based compensation was treated as a cash expense. The terminal values of the Company were calculated by applying a selected range of perpetuity growth rates of 2.5% to 3.5% to the Company’s estimated unlevered free cash flows for the calendar year ending December 31, 2026 (excluding the impact of the Badcock business, and including normalized levels of capital expenditures, working capital and depreciation and amortization), based on the Management Projections. The range of perpetuity growth rates was selected based on Jefferies' professional judgment and taking into account, among other things, the Management Projections and trends in the industry and markets in which the Company operates. The Badcock terminal value as of December 31, 2026 of ($97 million) was calculated as the present value of the unlevered free cash flows of Badcock for calendar years 2027 through 2030, based on projections for Badcock provided by Company management, and applying a perpetuity growth rate of 3.0% for cash flows beyond 2030. The terminal values of the Company (excluding the Badcock business) as of December 31, 2026 were calculated as the present value of the Company's estimated unlevered free cash flows (excluding the Badcock business) for subsequent years based on "normalized" unlevered free cash flows for 2026 and a perpetuity growth rate of 2.5% to 3.5%. The normalized 2026 unlevered free cash flows for the Company (excluding the Badcock business) reflected an equalized level of capex and depreciation and amortization of $35 million each and a change in NWC of ($32 million). The present values of the unlevered free cash flows and terminal values of the Company were then calculated using a selected discount rate range of 12.75% to 13.75%, based on an estimate of the Company’s weighted average cost of capital, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt of $1,300 million as of December 31, 2022 and the value of the Company’s preferred equity outstanding of $114 million, each as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted outstanding shares of FRG Common Stock to calculate a range of implied per share equity values for the Company. This analysis indicated a reference range of implied per share equity values of $26.25 to $38.50 per share (not including the estimated present value impact of potential management incentive plan (“MIP”) payments), and $23.50 to $37.75 (including at the top end of the range the estimated present value impact of the optional liquidity MIP payments, and including at the bottom of the range all potential MIP payments), in each case as compared to the Per Share Merger Consideration of $30.00 per share.

The first full paragraph on page 49 of the Definitive Proxy Statement is amended and supplemented as follows:

During the two-year period prior to the date of Jefferies’ opinion, Jefferies has provided financing services to the Company, for which Jefferies or its affiliates received ~~compensation~~ aggregate fees of $100,000 from the Company. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates did not provide financial advisory or financing services to Parent or its affiliates, which, for the avoidance of doubt, includes B. Riley, the Kahn Parties and Irradiant Partners, for which Jefferies or its affiliates received fees. Jefferies and its affiliates may provide financial advisory and/or financing services to the Company, Parent, B. Riley, the Kahn Parties, Irradiant Partners and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company, Parent, B. Riley, the Kahn Parties, Irradiant Partners and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

The section of the Definitive Proxy Statement entitled “Special Factors—Interests of Executive Officers and Directors of the Company in the Merger” is hereby amended and supplemented as follows:

The second paragraph under “ — Interests of Executive Officers and Directors of the Company in the Merger” on page 57 of the Definitive Proxy Statement is amended and supplemented as follows:

As described below, the interests of the Company’s non-employee directors and executive officers include the following:

•	the Company’s executive officers as of the Effective Time of the Merger will become the initial executive officers of the surviving corporation, including Brian R. Kahn, who will remain Chief Executive Officer of the Surviving Corporation;

•	accelerated vesting of Company options, Company restricted stock units, Company performance stock units held by non-employee directors and executive officers;

•	Brian R. Kahn’s and Andrew M. Laurence’s affiliation with Parent and the expectation that the Kahn Parties and Andrew M. Laurence will beneficially own equity interests in Parent and the Surviving Corporation; ~~and~~

•	pursuant to the terms of a tax receivables agreement entered into with the Company in July 2019 in connection with the Company’s acquisition of Buddy’s (which will terminate upon the closing of the Merger in accordance with its terms), the former equity holders of Buddy’s, including certain affiliates of Brian R. Kahn, will receive payments upon such termination consistent with those previously disclosed in the Company’s financial statements, including “Note 13 - Income Taxes” to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference in this proxy statement; and

•	the right to indemnification and liability insurance coverage that will survive the closing of the Merger.

The following sub-section is inserted following the second full paragraph on page 59 of the Definitive Proxy Statement as follows:

Chairman of the Special Committee

Matthew Avril served on the strategic advisory board of Vintage Capital Management, LLC (“Vintage Capital”), one of the Kahn Parties, until 2019.  While he served in such role, Mr. Avril provided, from time to time, strategic advice to the management of Vintage Capital.  Mr. Avril did not receive any compensation in connection therewith.  Prior to 2020, Mr. Avril did, from time to time, personally invest in certain investments affiliated with Vintage Capital on the same terms as other co-investors and limited partners. The Board considered Mr. Avril’s prior involvement with Vintage Capital and Brian Kahn and determined it was immaterial and did not impact Mr. Avril’s ability to serve as an independent and disinterested member of the Committee.

The second paragraph under “ — Interests of Executive Officers and Directors of the Company in the Merger” on page 57 of the Definitive Proxy Statement is amended and supplemented as follows:

As described below, the interests of the Company’s non-employee directors and executive officers include the following:

•	the Company’s executive officers as of the Effective Time of the Merger will become the initial executive officers of the surviving corporation, including Brian R. Kahn, who will remain Chief Executive Officer of the Surviving Corporation;

•	accelerated vesting of Company options, Company restricted stock units, Company performance stock units held by non-employee directors and executive officers;

•	Brian R. Kahn’s and Andrew M. Laurence’s affiliation with Parent and the expectation that the Kahn Parties and Andrew M. Laurence will beneficially own equity interests in Parent and the Surviving Corporation; ~~and~~

•	pursuant to the terms of a tax receivables agreement entered into with the Company in July 2019 in connection with the Company’s acquisition of Buddy’s (which will terminate upon the closing of the Merger in accordance with its terms), the former equity holders of Buddy’s, including certain affiliates of Brian R. Kahn, will receive payments upon such termination consistent with those previously disclosed in the Company’s financial statements, including “Note 13 - Income Taxes” to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference in this proxy statement; and

•	the right to indemnification and liability insurance coverage that will survive the closing of the Merger.

The table preceding the first paragraph under “— Interests of Executive Officers and Directors of the Company in the Merger” on page 60 of the Definitive Proxy Statement is amended and supplemented as follows:

Golden Parachute Compensation

	Cash	Equity	Pension NQDC	Perquisites / benefits	Tax reimbursement	Other	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)	($)	($)
Brian R. Kahn	3,600,000	8,020,620	—	44,331	—	—	11,664,951
Andrew M. Laurence	2,000,000	2,673,540	—	44,148	—	—	4,717,688
Andrew F. Kaminsky	2,000,000	2,673,540	—	44,331	—	—	4,717,871
Eric F. Seeton	875,000	2,673,540	—	44,431	—	—	3,592,971
Kenneth Todd Evans	400,000	~~1,003,680~~ 802,080	—	14,579	—	—	1,418,259

(1)	Cash. The amounts in this column reflect the value of the cash severance payments payable to each named executive officer for the year of termination. For Messrs. Kahn, Laurence and Kaminsky the amount in this column represents severance pursuant to their respective employment agreements with the Company equal to two times the sum of their respective current annual base salaries and target bonuses. Brian Kahn’s current annual base salary is $900,000 and his target bonus is $900,000. Messrs. Laurence and Kaminsky have current annual base salaries of $500,000 and target bonuses of $500,000. The severance and bonus payments for Messrs. Kahn, Laurence and Kaminsky are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within months following the closing of the Merger. For Mr. Seeton the amount in this column represents severance pursuant to his employment agreement with the Company equal to the sum of his current annual base salary of $500,0000 and a prorated target bonus of $375,000 for the year of termination assuming a closing date of September 30, 2023. Mr. Seeton’s severance is “single trigger” in nature, which means that payment of this amount is conditioned only upon a qualifying termination of employment. For Mr. Evans the amount in this column represents severance pursuant to his employment agreement with the Company equal to his current annual base salary of $400,000. Mr. Evans’ severance is “single trigger” in nature, which means that payment of this amount is conditioned only upon a qualifying termination of employment.

(2)	Equity. The amounts in this column reflect the aggregate values of the accelerated vesting of RSUs and the target number of PRSUs which would vest on change in control, pursuant to their respective award agreement, at the Per Share Merger Consideration. These amounts are all payable upon the closing of the Merger as long as the NEO is employed on the closing of the Merger. For each NEO, 50% of the amount is related to the vesting of RSUs and 50% is related to the vesting of PRSUs.

(3)	Perquisites/benefits. The amounts in this column reflect the value of continued Company-paid health insurance coverage for 18 months. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or following the closing of the Merger.

The section of the Definitive Proxy Statement entitled “Summary Term Sheet—Certain Defined Terms” is hereby amended and supplemented as follows:

Paragraph 34 on page 2 of the Definitive Proxy Statement is amended and supplemented as follows:

34. the Freedom Entities, the Kahn Parties, B. Riley, Bryant R. Riley, ~~and~~ Andrew Laurence, Eric F. Seeton, Andrew F. Kaminsky and Kenneth Todd Evans as the “Consortium Members”;

Paragraph 36 on page 2 of the Definitive Proxy Statement is amended and supplemented as follows:

36. the Rollover Contribution Agreement, dated as of May 10, 2023, as amended, by and among Freedom VCM Holdings, LLC and the Rollover Stockholders as the “Rollover Agreement”;

Paragraph 37 on page 2 of the Definitive Proxy Statement is amended and supplemented as follows:

37. the shares of FRG Common Stock owned by the Rollover Stockholders and subject to the Rollover Agreement or the Additional Rollover Agreements as the “Rollover Shares”;

The section of the Definitive Proxy Statement entitled “Special Factors—Financing of the Merger” is hereby amended and supplemented as follows:

The first full paragraph of the sub-section entitled “Rollover Financing” on page 7 of the Definitive Proxy Statement is amended and supplemented as follows:

On May 10, 2023, the Rollover Stockholders entered into the Rollover Agreement, as amended, with Freedom VCM Holdings pursuant to which the Rollover Stockholders collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of ~~12,804,832~~ 12,492,832 shares of FRG Common Stock to Freedom VCM Holdings (the equivalent of a $~~384.0~~ 374.8 million investment based on the Per Share Merger Consideration of $30.00) in exchange for a number of issuances of common membership interests of Freedom VCM Holdings. Prior to the date of the Special Meeting, the Consortium Members may, subject to the terms and conditions of the Merger Agreement, other relevant agreements and, if applicable, in consultation with and/or with the approval of the Special Committee, engage in discussions and/or negotiations with certain of the officers of the Company or other stockholders with respect to rolling over all or a portion of their equity stake in the Company at a price per share equal to the Per Share Merger Consideration, in which case any such persons would be deemed to be Rollover Stockholders.

The following paragraph is inserted following the first full paragraph of the sub-section entitled “Rollover Financing” on page 7 of the Definitive Proxy Statement as follows:

Further to the above, on or about August 7, 2023, certain stockholders of the Company and certain members of the Company’s management (each deemed a Rollover Stockholder) have each entered into a rollover and contribution agreement (collectively, the “Additional Rollover Agreements”) with Freedom VCM Holdings pursuant to which such Rollover Stockholders collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of 1,172,152.12 shares of FRG Common Stock (directly, or indirectly through B. Riley Private Shares 2023-2 WP, LLC (“BRP Shares, LLC”) or B. Riley Private Shares 2023-2 QC, LLC (“BRC Shares, LLC”), to Freedom VCM Holdings (the equivalent of a $35.2 million investment based on the Per Share Merger Consideration of $30.00) in exchange for a number of issuances of common membership interests of Freedom VCM Holdings. Following the execution of the Additional Rollover Agreements, (i) the aggregate amount of Rollover Shares is 13,664,484.12 (the equivalent of a $409.9 million investment based on the Per Share Merger Consideration of $30.00) and an aggregate of 21,210,787.39 shares of FRG Common Stock are held by Unaffiliated Stockholders as of the Record Date, and (ii) certain of the additional Rollover Stockholders that are executive officers of the Company are deemed to be Consortium Members.

The sub-section entitled “Rollover Agreement” on page 10 of the Definitive Proxy Statement is amended and supplemented as follows:

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Stockholders entered into the Rollover Agreement, as amended, pursuant to which, at the Effective Time, the Rollover Shares held by the Rollover Stockholders will be contributed to Freedom VCM Holdings in exchange for a number of issuances of common membership interests of Freedom VCM Holdings.

The Rollover Shares represent approximately 98~~100~~% of the FRG Common Stock held by the Rollover Stockholders immediately prior to the date hereof. The form of the Rollover Agreement is attached as Annex E to this Proxy Statement. For more information, see the section of this Proxy Statement entitled “The Rollover Agreement.”

The section of the Definitive Proxy Statement entitled “Interests of Executive Officers and Directors of the Company in the Merger—Common Stock” is hereby amended and supplemented as follows:

The last paragraph beginning on page 58 of the Definitive Proxy Statement is hereby amended and supplemented as follows

At the Effective Time, each issued share of FRG Common Stock held by our executive officers and directors shall be treated in the same manner as shares of FRG Common Stock held by our public stockholders, as discussed above in the section of this proxy statement entitled “Certain Effects of the Merger — Treatment of the Shares of FRG Common Stock.” Based on each stockholders’ right to receive the Per Share Merger Consideration of $30.00 in cash per share of FRG Common Stock, the estimated amount that would be realized by each of the NEOs in respect to their beneficially owned shares of FRG Common Stock (including amounts realized in connection with outstanding Company Options, Company RSUs and Company PRSUs,~~) is as follows: $0 in the case of Mr. Kahn (excluding the receipt of common membership interests of Freedom VCM Holdings in exchange for Rollover Shares held by Mr. Kahn), $0 in the case of Mr. Laurence (~~ but excluding the receipt of common membership interests of Freedom VCM Holdings in exchange for Rollover Shares ~~held by Mr. Laurence~~), is as follows: in the case of Messrs. Kahn, Laurence, Kaminsky, Seeton and Evans, the amounts in respect of Company RSUs and Company PSRUs as set forth opposite their names in the table below under “— Golden Parachute Compensation”, plus, in the case of Mr. Kahn, $9,375,000 in respect of shares of FRG Common Stock that are not subject to the Rollover Agreement. ~~$7,418,340 in the case of Mr. Kaminsky, $4,759,800 in the case of Mr. Seeton and $2,172,510 in the case of Mr. Evans~~. Based on each stockholders’ right to receive the Per Share Merger Consideration of $30.00 in cash per share of FRG Common Stock, the estimated amount that would be realized by each of the non-employee directors in respect to their beneficially owned shares of FRG Common Stock (including amounts realized in connection with outstanding Company Options and Company RSUs) is as follows: $~~4,218,843~~ 4,468,706 in the case of Mr. Avril, $228,690 in the case of Ms. Dubin, $367,170 in the case of Ms. Fairfax, $~~1,016,790~~ 1,164,747 in the case of Mr. Herskovits, $~~160,560~~ 185,430 in the case of Mr. Rich and $97,800 in the case of Ms. Singh.

The section of the Definitive Proxy Statement entitled “Financing of the Merger—the Rollover Financing” is hereby amended and supplemented as follows:

On May 10, 2023, the Rollover Stockholders entered into the Rollover Agreement, as amended, with Freedom VCM Holdings pursuant to which the Rollover Stockholders collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of ~~12,804,832~~ 12,492,832 shares of FRG Common Stock to Freedom VCM Holdings (the equivalent of a $~~384.0~~ 374.8 million investment based on the Per Share Merger Consideration of $30.00) in exchange for a number of issuances of common membership interests of Freedom VCM Holdings. See “— The Rollover Agreement.” The obligations of the Rollover Stockholders pursuant to the Rollover Agreement are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the Merger contained in the Merger Agreement and the conditions set forth in the Rollover Agreement. The Company is an express third-party beneficiary of the Rollover Agreement and has the right to seek specific performance thereof under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Freedom VCM Holdings and Parent, as applicable, to enforce the applicable agreement.

The section of the Definitive Proxy Statement entitled “The Rollover Agreement” is hereby amended and supplemented as follows:

The second and third full paragraphs on page 91 of the Definitive Proxy Statement are hereby amended and supplemented as follows:

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Stockholders entered into the Rollover Agreement, as amended, pursuant to which, at the Effective Time, the Rollover Shares held by the Rollover Stockholders will be contributed to Freedom VCM Holdings in exchange for a number of issuances of common membership interests of Freedom VCM Holdings.

The Rollover Shares represent approximately 98~~100~~% of the FRG Common Stock held by the Rollover Stockholders immediately prior to the date hereof. The form of the Rollover Agreement is attached as Annex E to this Proxy Statement. For more information, see the section of this Proxy Statement entitled “The Rollover Agreement.”

The following paragraph is inserted following the last full paragraph on page 91 of the Definitive Proxy Statement as follows:

Further to the above, on or about August 7, 2023, certain Rollover Stockholders entered into the Additional Rollover Agreements with (i) Freedom VCM Holdings or (ii) Freedom VCM Holdings and BRP Shares, LLC or BRC Shares LLC, as applicable, pursuant to which each such Rollover Stockholder committed to contribute, immediately prior to the consummation of the Merger, all or a portion of their shares of FRG Common Stock at a price per share equal to the Per Share Merger Consideration.

The section of the Definitive Proxy Statement entitled “The Special Meeting—Management Stockholders’ Obligation to Vote in Favor of the Merger” is hereby amended and supplemented as follows:

The fourth full paragraph on page 97 of the Definitive Proxy Statement is amended and supplemented as follows:

The Management Stockholders held approximately 36% of the outstanding FRG Common Stock as of the Record Date. Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present. The shares of outstanding FRG Common Stock held by the Management Stockholders do not count towards the Majority of the Unaffiliated Shares. As of the Record Date, there are 21,210,787.39 Unaffiliated Shares, and the vote of a Majority of the Unaffiliated Shares would require an affirmative vote of 10,605,394 Unaffiliated Shares.

The section of the Definitive Proxy Statement entitled “Other Important Information Regarding the Consortium Members” is hereby amended and supplemented as follows:

The following paragraph is inserted prior to the last full paragraph on page 111 of the Definitive Proxy Statement as follows:

Eric F. Seeton serves as the Company’s Chief Financial Officer since October 2019. The principal office address of Eric F. Seeton is 109 Innovation Court, Suite J, Delaware, Ohio 43015.

Andrew F. Kaminsky serves as the Company’s Executive Vice President and Chief Administrative Officer since October 2019. The principal office address of Andrew F. Kaminsky is 109 Innovation Court, Suite J, Delaware, Ohio 43015.

Kenneth Todd Evans serves as the Company’s Chief Franchising Officer since August 2020. The principal office address of Kenneth Todd Evans is 109 Innovation Court, Suite J, Delaware, Ohio 43015.

Forward-looking Statements

This supplemental disclosure contains forward-looking statements. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact. Such statements may include statements regarding the completion of the proposed merger and the expected timing thereof, the expected value provided to stockholders as a result of the proposed merger, the redemption of the Company’s outstanding shares of preferred stock, the Company’s payment of dividends on its outstanding shares of common stock and preferred stock, the management of the Company upon completion of the proposed merger, and the Company’s operating and strategic plans upon completion of the proposed merger. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company or its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; the Company’s ability to retain and hire key personnel in light of the proposed merger; certain restrictions during the pendency of the proposed merger that may impact the company’s ability to pursue certain business opportunities or strategic transactions; the ability of the buyer to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed merger; potential litigation relating to the proposed merger that could be instituted the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the effect of the announcement of the proposed merger on the Company’s relationships with its franchisees and customers, operating results and business generally; and the risk that the proposed merger will not be consummated in a timely manner, if at all. The Company refers you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the fiscal year ended December 31, 2022, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this supplemental disclosure are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Readers are cautioned not to rely on the forward-looking statements contained in this supplemental disclosure . Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This supplemental disclosure is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company has filed relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company, affiliates of Vintage Capital Management, LLC and certain other parties have filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, and any future materials when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents and the Company’s other filings with the SEC are also available free of charge on the Company’s website at www.franchisegrp.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 7, 2023 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.